Exhibit 11.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Offering Statement of CaliberCos Inc. on Form 1-A Amendment #2 [File No. 024-11016] of our report dated April 9, 2019 with respect to our audits of the consolidated financial statements of CaliberCos Inc. and Subsidiaries as of December 31, 2018 and 2017 and for the years ended December 31, 2018 and 2017, which report appears in the Offering Circular, which is part of this Offering Statement. We also consent to the reference to our Firm under the heading “Experts” in such Offering Circular.

/s/ Marcum llp

Marcum llp

New York, NY

September 20, 2019